LICENSE AGREEMENT

This agreement ("Agreement") is made and entered into this 27th. day of August, 2014 (the "Effective Date") by and between Cappellos, Inc., a corporation of the State of South Carolina, having its principal place of business at 10102B Valley Forge Circle, King of Prussia, Pennsylvania 19406, (hereinafter, referred to as "LICENSOR") and Emergent Health Corporation, a corporation organized and existing under the laws of the State of Nevada, having its principal place of business at 10102B Valley Forge Circle, King of Prussia, Pennsylvania 19404 (hereinafter, referred to as "LICENSEE") (collectively "the Parties").

WHEREAS, LICENSOR has developed proprietary technology and know-how covering compositions and treatments for promoting the quality of life including health, wellness and wellbeing as defined below under the "Technology"; and

WHEREAS, LICENSEE desires to acquire for itself a license as set forth herein to use the Technology;

WHEREAS, LICENSOR is the owner of certain patents and patent applications relating to the Technology as defined below under the "Patent Rights"; and

WHEREAS, LICENSEE desires to acquire for itself a license as set forth herein to make, have made, use, offer to sell and sell, Products (defined below) covered by the Patent Rights and/or using the Technology;

NOW, THEREFORE, in consideration of the mutual covenants and the conditions contained herein, the Parties agree as follows:

I. **Definitions**.

1.1 "Technology" means LICENSOR's proprietary technical data, know-how, Patent Rights, trade secrets, processing and formulation technology, existing as of the Effective Date, or derivative therefrom, and all improvements and updates thereto, but excluding a proprietary skin care formulation currently under development by LICENSOR (the "Excluded Product").

1.2 "Patent Rights" means those U. S. patents and patent applications that are owned by LICENSOR as of the Effective Date, namely, those identified in Appendix 1, and any continuations, divisionals, reissues and re-examinations thereof.

1.3 "Best Efforts" means reasonable commercial efforts in promoting and otherwise advancing the sale of Licensed Products.

1.4 "Effective Date" is defined in the first paragraph of this Agreement.

1.5 "Licensed Products" means any and all products, methods, formulations and processes utilizing any of the Technology. As of the Effective Date, Licensed Products include all those products listed in Appendix 2.

1.6 "Net Sales" means LICENSEE's gross revenues attributed to any sale, transfer, delivery, provision or other disposition of Licensed Products calculated at the then current retail price to consumers, excluding taxes and freight. Licensed Products shall be considered sold when shipped or transferred. All sales of Licensed Products by or through LICENSEE, its agents or distributors must originate within the Territory and accrue under Net Sales.

1.7 "Term" shall mean the period beginning on the Effective Date and continuing up to the expiration of the last to expire of the Patent Rights, unless terminated earlier as set forth herein.

1.8 "Territory" shall mean the United States of America.

1.9 "USD" means United States Dollars.

II. License Grant.

2.1 LICENSOR hereby grants to LICENSEE a non-transferable (except as provided herein), exclusive, non-sublicensable, license to make, have made, use, offer to sell and sell Licensed Products within the Territory, during the Term.

2.2 The licenses granted under this Agreement are limited to those specifically set forth in Paragraph 2.1 and except as otherwise specifically provided, no license is granted under any other patents or technology now or hereinafter owned by LICENSOR.

III. Royalties.

3.1 LICENSEE shall pay LICENSOR a royalty based on a graduated declining royalty rate applied to incremental Net Sales of the Licensed Products, collectively, in each calendar year. The applicable royalty rates applied to incremental Net Sales are set forth in the table below:

TABLE

Incremental Yearly Net Sales	Incremental Royalty Rates		
$0.00 to $1,000,000	5%	50,000	
$1,000,001 to $2,000,000	4%	40,000	
$2,000,001 to $3,000,000	3%	30,000	
$3,000,001 to $5,000,000	2%	40,000	
$5,000,001 and Above	1%	28,500	188,500

The royalty rates set forth above apply anew for each calendar year during the Term. For the avoidance of doubt, each January 1st during the Term, Net Sales are reset to $0.00 and begin to accrue royalties at the rate of 5% of Net Sales. As a further clarification, for example, total Net Sales of $2,500,000 during a calendar year will accrue a royalty payment of $105,000 USD.

IV. **Royalty payments and reports.**

4.1 Any and all royalties payable to LICENSOR by LICENSEE must be paid within thirty (30) days of the close of each calendar quarter within which royalties were earned. All royalties payable hereunder shall be paid in USD.

4.2 LICENSEE shall prepare and issue to LICENSOR verified report statements for each calendar quarter showing separately: (1) the total number of Licensed Products sold, transferred, delivered, provided or otherwise disposed of by LICENSEE for each Licensed Product; (2) the total Net Sales price of Licensed Products sold, transferred, delivered, provided or otherwise disposed of by LICENSEE for each Licensed Product; and (3) the royalties accrued during the previous calendar quarter and payable to LICENSOR by LICENSEE for each Licensed Product. If no sales, transfers, deliveries or disposition of Licensed Products were made during any reporting period, a report to that effect must be filed.

4.3 LICENSEE shall keep for three (3) years after the date of submission of each royalty report statement, true and accurate records and books of account containing all the data reasonably required for the full computation and verification of LICENSEE's Net Sales, (including deductions taken) and royalties to be paid as well as other information reasonably requested by LICENSOR, if any, to be given in the statements

provided by LICENSEE to LICENSOR. Once each calendar year, LICENSEE shall permit an auditor chosen by LICENSOR to inspect such records and books of account at LICENSEE's premises during normal business hours, provided five (5) business days prior notice is given to LICENSEE and all expenses associated with such inspection are borne by LICENSOR.

4.4 If further to such audit or inspection LICENSOR should determine that the amount of royalties due was greater than the amount reported and/or paid by LICENSEE, LICENSOR shall promptly furnish to LICENSEE a copy of the examination report setting forth the amount of the deficiency, and showing in reasonable detail, the basis upon which such deficiency was determined. LICENSEE shall promptly remit to LICENSOR a sum equal to the deficiency within thirty (30) days from the date of remittance of the examination report. In the event that the amount of underpayment of royalties due LICENSOR by LICENSEE exceeds five (5%) percent of the royalties actually paid to LICENSOR for the applicable period, then the costs and expenses for such audit shall be borne by LICENSEE.

V. **Reversion of Rights.**

5.1 Within thirty (30) days after the end of each calendar year during the Term, the Net Sales of each Licensed Product shall be calculated and provided to Licensor in a written report with each Licensed Product listed next to its respective Net Sales for the prior calendar year. The first report shall be due no later than January 31, 2015.

5.2 The Net Sales of each Licensed Product sold during calendar year 2014, namely, from January 1, 2014 to December 31, 2014, shall serve as a "Base Sales"

number from which Net Sales of each Licensed Product shall be compared in each following calendar year during the Term. In the event the Base Sales of any one or more of the Licensed Products do not increase by 15% per year over each prior calendar year, ("Underperforming Licensed Products") then subject to sectionSection 5.4 below, at LICENSOR's option and sole discretion, LICENSOR may terminate the license for such Underperforming Licensed ProductsProduct(s) or convert the license from an exclusive license to a non-exclusive license for such Underperforming Licensed Products.

5.3 As an example, if the total aggregate Net Sales of a Licensed Product during calendar year 2014 is one thousand dollars ($1,000 USD). In order to maintain the exclusivity of the license for that Licensed Product in calendar year 2016, LICENSEE must sell one thousand one hundred fifty dollars ($1,150 USD) of that Licensed Product in calendar year 2015, or pay the incremental royalty based on deemed Net Sales of one thousand one hundred fifty dollars (irrespective of the amount actually sold). The Net Sales required in calendar year 2016 to maintain exclusivity would be one thousand three hundred twenty two dollars and fifty cents ($1,322.50 USD).

5.4 LICENSEE may maintain an exclusive license for any Underperforming Licensed Products which do not increase in Net Sales by 15% over the prior calendar year by paying to LICENSOR all royalties that would otherwise be due and payable based on Net Sales which would have achieved the 15% year over year increase in Net Sales. Such "gross up" royalty must be paid in full by January 31 of each calendar year to maintain exclusivity for that calendar year.

VI. Use of Patent Rights.

6.1 In addition to the provisions of Article V above, in the event LICENSEE fails to use any of the Patent Rights during any calendar year beginning January 1, 2015, by: (i) not selling at an arm's length transaction at least twenty five hundred dollars ($2,500 USD) of any Licensed Product covered by any issued or pending claim of the Patent Rights, (and prorated for partial years if the Licensed Product in question was not ready for production for the full year), or (ii) not paying a minimum royalty as if such minimum amount of product sales were achieved (increasing by 15% per year) then the license granted for the Patent Rights not used by LICENSEE for any such Licensed Product shall terminate and revert to LICENSOR on January 31st of the following calendar year. Alternatively, LICENSOR may convert the exclusive license to a non-exclusive license for any such Licensed Product at LICENSOR's sole discretion. Notwithstanding the foregoing, Licensed Products covered by the claims of US Patent 7,445,783 and US Patent 7,803,357 must establish Net Sales under each such patent in the amount of one hundred thousand dollars ($100,000 USD) each during the 2017 calendar year. Such Net Sales during 2017 shall serve as the Base Sales number subject to the terms of Article V above and applicable to year over year increases of 15% in calendar year 2018 and beyond.

VII. Patent Prosecution and Maintenance

7.1 During the Term, LICENSOR agrees to keep LICENSEE informed of the progress of the Patent Rights in the U.S. Patent Office. The Parties acknowledge that LICENSOR shall direct and control all aspects of the prosecution and maintenance of the Patent Rights using patent counsel of its choice for so long as John Capello is actively managing Licensor (and thereafter patent counsel shall be selected by LICENSEE).

LICENSEE agrees to pay all reasonable costs and fees attributable to the Patent Rights including patent maintenance fees, government fees and attorney fees within thirty (30) days of receiving an invoice for such costs and fees as it relates to Licensed Products where LICENSEE maintains an exclusive license, subject to LICENSEE's right to reject its exclusive license as to any Licensed Products..

VIII. **Improvements to Technology.**

8.1 LICENSEE shall grant LICENSOR a non-exclusive license to make, have made, use, offer to sell and sell any improvements or updates to LICENSOR's Technology that is applicable to the Licensed Products. The parties will negotiate in good faith the terms and conditions of such license.

IX. **Confidentiality.**

9.1 During the term of this Agreement, it may be necessary for one Party ("Discloser") to disclose to the other Party ("Receiver"), orally or in writing, technical and business information which the Discloser considers confidential ("Information"), for purposes of carrying out the Parties' respective obligations under this Agreement. The Receiver shall maintain the Information in confidence, shall take all reasonable precautions to prevent disclosure of Information to third parties, and shall use Information only for the purposes provided for in this Agreement. However, the Receiver shall have no obligation under this section with respect to any specific portion of Information which is readily available to the public at the time of disclosure by the Discloser or is required to be disclosed by law or government regulation, as determined

in good faith by counsel to the Receiver, provided that the Receiver provides reasonable prior notice of such required disclosure to the Discloser.

9.2 Notwithstanding termination of this Agreement, the obligations of confidentiality and non-use of the Receiver under sectionSection 6.1 shall survive for a period of three (3) years from the date of termination of this Agreement, or upon written release of such obligations by the Discloser; whichever is earlier. Following termination of the obligations of confidentiality set forth in this section, the Receiver shall be completely free of any express or implied obligations restricting disclosure and use of Information for which the termination of commitments applies, subject to the LICENSOR'S Patent Rights.

9.3 Except as otherwise expressly set forth herein, neither this Agreement nor the disclosure of Information hereunder shall be deemed by implication, or otherwise, to vest in the Receiver any present or future rights in any patents, trade secrets, or other property of the Discloser.

9.4 For the purposes of this section, Information supplied by the Discloser to the Receiver pursuant to this Agreement shall not be deemed to be publicly available due to such disclosure or already in the possession of the receiving Party due to such disclosure or because disclosures concerning the same general subject matter are in the public domain or in the prior possession of the Receiver.

9.5 The Receiver may disclose Information to its employees and other service providers to Receiver with a need to know, only to the extent necessary to enable them to comply with, or monitor compliance with the terms of this Agreement, or to otherwise meet their service responsibilities to the Receiver, provided that the Receiver shall remain responsible for compliance with the terms of this Agreement.

9.6 Nothing herein shall prevent either Party from disclosing Information in response to any form of validly issued legal process or investigative demand from a court or government entity of competent jurisdiction calling for the disclosure of such Information, provided that, to the extent feasible, the Receiver served with such process or demand gives notice to the Discloser of the process or demand sufficiently in advance of the requested disclosure to permit either or both Parties to oppose the process or demand, if appropriate, or to seek to condition any such disclosure upon the entry of a suitable Agreement or protective order respecting the confidentiality of the Information to be disclosed. The Party whose Information is being disclosed shall be responsible for the cost of obtaining such a protective order or limitation.

9.7 The Parties may disclose the existence of this Agreement to their customers or potential customers in connection with sales of the Licensed Products, as well as to their professional advisers and current and potential future financing sources. LICENSOR and LICENSEE may disclose the actual terms of this Agreement in the course of its business to third parties having a need to know.

X. Representations, Warranties and Disclaimers.

10.1 Each of the Parties represents and warrants that it has authority to enter into this Agreement and to perform its obligations under this Agreement and that it has been duly authorized to execute and to deliver this Agreement.

10.2 LICENSOR does not warrant the validity of any Patent Rights and any patents issuing from the Patent Rights. LICENSOR warrants that it is presently not aware that the practice and/or utilization of the Technology: (a) is infringed by intellectual property rights of any third party, or (b) infringes the intellectual property rights of any third parties. LICENSOR further represents and warrants that with the exception of the

Excluded Technology all other technology owned by it is embodied in the Technology being licensed to LICENSEE hereunder,.

10.3 Nothing in this Agreement shall be deemed to be a representation or warranty by LICENSOR of the accuracy, safety, or usefulness for any purpose of any Technology, including any technical information, techniques or practices at any time made available by LICENSOR; nor to the patentability or validity of any patent application or granted patents licensed by LICENSOR. Except as otherwise agreed between the parties, LICENSOR shall have no liability whatsoever to LICENSEE or any other person for or on account of any injury, loss, or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed on LICENSEE or any other person arising out of or in connection with or resulting from (a) the production, use, or sale of any composition, formulation, apparatus, product or method; or (b) any advertising or other promotional activities with respect to any of the foregoing provided by LICENSEE.

LICENSOR DISCLAIMS ALL OTHER WARRANTIES, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR OTHERWISE SPECIFICALLY PROVIDED WITH RESPECT TO ANY PRODUCTS SOLD OR TECHNOLOGY PROVIDED TO LICENSEE BY LICENSOR, INCLUDING BUT NOT LIMITED TO ANY AND ALL IMPLIED WARRANTIES, AND ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSOR SHALL NOT HAVE ANY LIABILITIES OR RESPONSIBILITIES WHATSOEVER WITH RESPECT TO LICENSED PRODUCTS.

XI. Enforcement.

11.1 If LICENSEE becomes aware of any infringement of the Patent Rights by a third party, LICENSEE will promptly notify LICENSOR in writing and shall provide to LICENSOR any information LICENSEE has in support of such belief (the "Infringement Notice").

11.2 LICENSOR shall have the right, but not the obligation, to institute such action as it deems appropriate to terminate the infringement of LICENSOR Technology through negotiation, litigation and/or alternative dispute resolution means, at its sole discretion and at its sole cost. The right to institute such an action shall be exclusive to LICENSOR, except as noted below. LICENSOR shall have the right to select and to control counsel in any action initiated by LICENSOR. Upon request and subject to LICENSEE's reasonable approval, LICENSEE shall lend its name to the action or join as a party in any such action, and provide assistance as may be reasonably necessary to conduct the action; LICENSOR shall reimburse LICENSEE its reasonable out-of-pocket costs for rendering such assistance. LICENSOR has the right to settle such action at its sole discretion; any recovery of damages shall be retained by LICENSOR. In the event that LICENSOR does not elect to pursue any potential infringer of any of the licensed Technology within 30 days following the date of delivery of an Infringement Notice, then LICENSEE shall have the right to pursue the purported infringer, at its sole cost and expense, and in such event: (i) LICENSOR shall use its Best Efforts to cooperate in the prosecution of any such action; and (ii) any recovery by way of settlement or judgment shall be retained by LICENSEE, subject to the obligation to pay royalties thereon to Licensor as if such net recovery had constituted sales of Products with respect to the year in which such recovery is received.

XII. **Indemnification.**

12.1 Except as otherwise provided herein or otherwise agreed between the parties, LICENSEE agrees that with respect to LICENSOR, LICENSEE shall assume responsibility as to LICENSEE's manufacture, use, marketing and sale of Licensed Products and for any loss or claim (including defense costs and attorney's fees), arising from LICENSEE's manufacture, use, marketing or sale of Licensed Products, and LICENSEE's breach of any warranty, covenant or agreement by LICENSEE contained herein. LICENSEE further agrees to indemnify and hold harmless LICENSOR, its affiliated companies, and any of their agents, officers, directors, and employees from and against any liability, claim, administrative action, cause of action, suit, damages, and expenses (including reasonable attorney fees and costs) including but not limited to any damages for personal injuries, including death and property damage and any other costs of whatsoever nature incurred by LICENSOR arising from the manufacture, use, marketing and sale of Licensed Products by LICENSEE. LICENSOR shall be responsible for all damages caused by its material breach of this Agreement. Additionally, neither Party shall be liable in any circumstances whatsoever (including liability for negligence or other tortious act or omission) for (a) any loss of profit, loss of contract or loss of goodwill, or (b) any indirect or consequential loss.

XIII. **Assignability.**

13.1 This Agreement shall inure to the benefit and be binding on any successors and assignees of LICENSOR and any assignees of LICENSEE approved by LICENSOR, which consent shall not be unreasonably withheld and which shall be

permitted in the event of the sale of all or substantially all of the assets of LICENSEE to a company with greater net worth than LICENSEE..

13.2 The rights and licenses granted by LICENSOR in this Agreement are personal to LICENSEE and may not be assigned without the written consent of LICENSOR, subject to the terms of Section 13.1 above. This Agreement is entered into because of LICENSOR's reliance upon the knowledge, experience, skill, and integrity of LICENSEE and LICENSOR considers that it is personal in nature to LICENSEE. Except as otherwise provided herein, this Agreement, the licenses and any other rights hereunder granted to LICENSEE and/or any duties to be performed by LICENSEE hereunder may not be assigned, transferred, sublicensed, encumbered or otherwise disposed of without first obtaining the consent in writing of LICENSOR, which shall not be unreasonably withheld. In the event that LICENSOR shall grant such consent, any and all future assignments, transfers, sublicenses, encumbrances or other disposals of any new party's rights and/or duties under this Agreement shall not occur without written consent from LICENSOR, which may be withheld in LICENSOR's sole discretion. Any attempted assignments without LICENSOR'S consent shall be void and shall automatically terminate all rights of LICENSEE under this Agreement.

XIV. Term and Termination.

14.1 The term of the license granted pursuant to Paragraph 2.1 hereof is defined in Section 1.7.

14.2 Notwithstanding any other provisions of this Agreement, this Agreement shall be subject to termination by LICENSOR by written notice to LICENSEE, by

LICENSOR at any time selected by LICENSOR, following the occurrence of any one or more of the following events:

(i) if LICENSEE shall at any time make any report required in this Agreement that is false in any material respect as a result of LICENSEE's intentional misconduct, recklessness or gross negligence (and which may be cured to the extent that an underpayment is determined by audit and the deficiency is paid within 15 days following the deliver of notice to LICENSEE of the amount of such underpayment); or

(ii) if LICENSEE fails to make any payments required by this Agreement on the date required, and such failure is not cured within thirty (30) business days of the date of delivery of written notice of such failure; or

(iii) if LICENSEE receives a notice that any of the Licensed Products are subject to a recall, regulatory, government, or legal action ("Action") excluding those arising from LICENSOR Technology; and (a) LICENSEE has knowingly acted in a reckless, negligent, or malicious manner to cause such Action, and (b) LICENSEE is unwilling or unable to use its best efforts to remedy such situation to the reasonable satisfaction of LICENSOR within thirty (30) days after written notice by LICENSOR; in such event the termination shall be limited to the Licensed Products subject to such recall.

14.3 Notwithstanding the other provisions of this Agreement, this Agreement shall be subject to termination by a party ("the terminating party") by written notice to the other party at any time selected by the terminating party, following the occurrence of any one or more of the following events:

(i) if the other party shall commit any material breach of any of its material representations, warranties, covenants, or agreements contained herein, and

shall fail to remedy such breach within thirty (30) days after written notice to the other party from the terminating party of such breach; or

(ii) if the other party ceases to do business; or

(iii) if the other party becomes subject to any voluntary insolvency, cession, bankruptcy, or similar proceedings, or the other party becomes subject to any involuntary insolvency, cession, bankruptcy, or similar proceeding and such proceeding remains undischarged for a period of one year, or an assignment for the benefit of creditors is made by the other party, or a receiver is appointed to administer the assets of the other party, or the assets of the other party are liquidated, or in the case the other party is LICENSEE, any distress, execution, or attachment is levied on such of its manufacturing or other equipment as is used in the production and distribution of the Licensed Products and remains undischarged for a period of ninety (90) days.

14.4 Termination or expiration of this Agreement shall not relieve either party of any obligations accruing prior to such termination or expiration, including the obligation of LICENSEE to pay accrued royalties through the effective date of Termination, and Termination or expiration of this Agreement shall not affect those provisions of this Agreement which by their nature are intended to survive termination of this Agreement, such as Article IV (Royalty Payment and Reports), Article IX (Confidentiality) and Article XII (Indemnification). On Termination should LICENSOR not tender payment to LICENSEE of its cost of all finished good products and all raw material inventory on hand with respect to Licensed Products within five business days following notification by LICENSEE to LICENSOR of the amount in question, then LICENSEE shall be permitted to sell such inventory (and complete production to finished goods inventory as needed to exhaust the inventory that was on hand as of date of

Termination of this Agreement), and to the extent of any sales of finished Products, LICENSEE shall be obligated to remit to LICENSOR the applicable royalties thereon, as if such this Agreement was in full force and effect as of the date of making such sales.

XV. **Patent Marking**

12.1 LICENSEE shall mark Licensed Products with sufficient patent markings to preserve all rights and remedies that are available under law. Upon LICENSEE's written request, LICENSOR shall furnish a list of those patent marking(s) that will discharge LICENSEE's obligation under this Paragraph. It shall be LICENSEE's responsibility to ensure compliance with applicable law.

XVI. **Miscellaneous.**

16.1 This Agreement shall be governed by the laws of the State of Pennsylvania, United States of America, without giving effect to the conflict of laws principles thereof.

16.2 This Agreement, including the Appendices attached hereto, contains the entire understanding of the Parties with respect to the subject matter herein contained and supersedes all previous written or verbal agreements relating to this subject matter between the Parties. The Parties may, from time to time during the continuance of the Agreement, modify any of the provisions of the Agreement, but only by an instrument in writing duly agreed to and executed by authorized representatives of the Parties.

16.3 Neither LICENSOR nor LICENSEE shall be liable to the other for any failure to comply with any terms of the Agreement to the extent any such failure is caused directly or indirectly by fire, strike, union disturbance, injunction or other labor

problems, war (whether or not declared), riots, insurrection, government restrictions or other government acts, or other causes beyond the control of or without fault on the part of either LICENSOR or LICENSEE. However, LICENSEE shall continue to be obligated to pay LICENSOR when due any and all amounts which it shall have duly become obligated to pay in accordance with the terms of this Agreement. Upon the occurrence of any event of the type referred to in this Section, the Party affected thereby shall give prompt notice thereof to the other Party, together with a description of such event and the duration for which such Party expects its ability to comply with the provisions of this Agreement to be affected thereby. The Party affected shall thereafter devote its best efforts to remedy to the extent possible the condition giving rise to such event and to resume performance of its obligations hereunder as promptly as possible.

16.4 The Parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary and appropriate in order to effectuate the licenses contemplated by this Agreement.

16.5 The headings, section captions or titles of Articles, Sections or Paragraphs appearing in this Agreement are provided for convenience and are not to be used in construing this Agreement.

16.6 LICENSEE shall use its Best Efforts to promote, market and distribute Licensed Products in the Territory.

16.7 In the event either Party shall at any time waive any of its rights under this Agreement, or the waiver by either Party of any breach of any provision hereof by the other Party, or the performance by the other Party of any of its obligations hereunder shall not be construed to be a waiver of any succeeding breach of such provision or a

waiver of the same rights or obligations or a waiver of any other rights or obligations or the provision itself.

16.8 Any notice required or permitted to be given hereunder shall be in the English language and transmitted via the following: facsimile (with confirmation copy mailed afterwards), express delivery (e.g., Federal Express), registered mail, or delivered by hand. Any such notice shall be deemed to have been delivered on the date of its receipt as evidenced by written and dated acknowledgement of receipt of delivery by the receiving Party. All such notices shall be sent to the respective Parties at the following addresses:

To LICENSOR:

Cappellos, Inc
10102 Valley Forge Circle
King of Prussia, PA 19404
Attention: John V. Cappello
~~Facsimile:~~

To LICENSEE:

Emergent Health Corporation

10102 Valley Forge Circle
King of Prussia, PA 19404
Attention: John V. Cappello~~Facsimile:~~; and

Following the date of closing of the purchase of Preferred Stock issued by the Company by Chris Swenson from Capello's Inc., then the notice to LICENSEE shall be sent as follows:

Emergent Health Corporation
c/o Chris Swenson
1132 Oak St.
Winnetka, IL. 60093

With a copy to:

16.9 The illegality or partial illegality of any or all of this Agreement, or any provision thereof, will not affect the validity of the remainder of the Agreement, or any such provision thereof, and the illegality or partial illegality of the Agreement or provision thereof will not affect the validity of the Agreement or provision thereof in any jurisdiction in which such determination of illegality or partial illegality has not been made. In the event of invalidity or partial invalidity of this Agreement or a provision thereof, the Parties shall conduct good faith negotiations directed toward mutually agreeable modifications which come as close as legally acceptable to the original intent of the Parties at the Effective Date.

16.10 The appendices attached to this Agreement, each when executed and/or delivered, are incorporated by reference into and made a part of this Agreement.

16.11 This Agreement does not constitute LICENSEE as the agent or legal representative of LICENSOR, or LICENSOR as the agent or legal representative of LICENSEE for any purpose whatsoever. LICENSEE is not granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of LICENSOR or to bind LICENSOR in any manner or thing whatsoever, nor is LICENSOR granted any right or authority to assume or create any obligation or responsibility, expressed or implied, on behalf of or in the name of LICENSEE or to bind LICENSEE in any manner or thing whatsoever. No joint venture or partnership between LICENSEE and LICENSOR is intended or shall be inferred.

16.12 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

16.13 In evaluating and entering into this Agreement, neither LICENSOR nor LICENSEE relied and are not relying on any representations, warranties or other statements, whether oral or written, of the other, except those representations and warranties specifically set forth in this Agreement.

16.14 The form of this Agreement has been negotiated by or on behalf of LICENSEE and LICENSOR, each of which was represented by attorneys who have carefully negotiated the provisions hereof. Each party acknowledges that it has been advised to, and has had the opportunity to consult with its personal attorney prior to entering into this Agreement.

This Agreement is hereby executed by the Parties by their duly authorized representatives.

AGREED TO AND ACCEPTED:

LICENSOR	**LICENSEE**
CAPELLOS, INC.	**EMERGENT HEALTH CORPORATION**
By: ____________________	By: Stephen A. Hussey
John V. Cappello	Stephen A. Hussey
Title: President	Title: CEO

APPENDIX 1

Type	Title	App. No.	Filing Date	Pat. No.	Issue Date	Status
Provisional	Dietary Supplements Including Glucan and Fulvic Acid	61/798,283	3/15/2013			Pending
Utility - Non-Provisional	Dietary Supplements Including Ellagitannins and Ellagic Acid	13/757,744	2/2/2013			Pending
Utility - Non-Provisional	Anti-Aging Formulations	13/723,503	12/21/2012			Pending
Utility - Non-Provisional	Anti-Aging Formulations	13/357,280	1/24/2012			Pending
Utility - Non-Provisional	Compositions for Producing Satiety	12/710,161	2/22/2010			Pending
Utility - Non-Provisional	Formulations for Promoting Stem Cell Nutrition	13/425,563	3/21/2012	8,334,131	12/18/2012	Issued
Utility - Non-Provisional	Topical and Transdermal Treatments Using Urea Formulation	12/290,744	11/3/2008	7,803,357	9/28/2010	Issued
Utility - Non-Provisional	Blue-Green Algae Composition	11/788,693	4/19/2007	7,473,427	1/6/2009	Issued
Utility - Non-Provisional	Topical and Transdermal Treatments Using Urea Formulation	11/590,037	10/30/2006	7,445,783	11/4/2008	Issued

APPENDIX 2

Licensed Products include those proprietary products and formulations which are listed below under their current commercial names and/or trademarks for identification purposes only:

JDI Multi™
Vita-Stim™
NeuStem™
ResoluCan™
Neuvitale™
Hungarest®
Infinity Anti-Aging™
Infinity Plus Anti-Aging™
Miracle Serum™
EmergentO_2 Water Oxygenator™
Cardio Forte™
VERAL – The Manly Aid
Cancx®
Nutracide®

Licensed Products further include any products obtained from LICENSOR's proprietary sources.

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